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                                                        Exhibit 10.6

                              EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT is entered into by the undersigned parties effective the 1st day of October, 1996.

        The parties to this Agreement are Carmine N. Stella ("Stella") and Capital Beverage Corporation ("Capital").

        WHEREAS, Vito Santoro, Inc. d/b/a Caribe Beverage ("Caribe") has been merged into Capital;

        WHEREAS, Stella had been the President and Chief Executive Officer of Caribe;

        WHEREAS, Stella has been and is the President and Chief Executive Officer of Capital;

        WHEREAS, prior to the public offering of its common stock by Capital, Capital wishes to enter into a written employment agreement with Stella and Stella wishes to enter into a written employment agreement with Capital, the parties agree to enter into this agreement;

        Capital agrees to employ Stella as its President and Chief Executive Officer ("CEO") in accordance with the terms and conditions set forth below:

        1. TERM: Stella will be employed by Capital as the President, Chairman of the Board of Directors and Chief Executive Officer of Capital for a period of three (3) years from the aforementioned effective date of this Agreement ("Effective Date").

        2. DUTIES AND RESPONSIBILITIES OF EMPLOYEE

        Stella will have the following duties and responsibilities as well as the authority to perform the same:

        a.  Executive Management of Capital;

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                b.  Scheduling and chairing of Directors' Meetings; and

                c. Reporting to Board of Directors regarding Executive Management of Capital.

        3. BASE SALARY: Capital will pay to Stella the base salary of Three Hundred Thousand ($300,000.00) Dollars per year payable in equal weekly payments for the period of three (3) years from the Effective Date.

        3.2 ADDITIONAL COMPENSATION: In addition to the base salary, Stella will receive the following:

                a. Stella will participate in whatever executive stock option plan is agreed upon by the Board of Directors and Stella shall receive stock options in accordance with such plan(s);

                b. Stella will continue to receive the use of a luxury car in keeping with the past practice of Caribe and Capital, including monthly rental payments, maintenance, insurance costs and fuel;

                c. Capital will continue to maintain in full force and effect the One Million ($1,000,000.00) Dollar Life Insurance Policy previously maintained by Caribe and/or Capital on Stella to benefit Stella's heirs in the event of his death;

                d. Capital will continue to maintain in full force and effect the health and welfare coverage on Stella and his family which was previously maintained by Caribe and/or Capital or any equivalent coverage through a different carrier; and

                e. In the event that the Board of Directors of Capital approve a pension plan for its executives and/or employees, Stella will be covered by and receive benefits from said plan.

        4. BUSINESS EXPENSES: Capital shall reimburse Stella for all expenses reasonably incurred in the performance of his duties under this Agreement including, but not limited to, travel

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and lodging, entertainment, telephone, professional memberships, attendance at industry functions, such as the Empire State Beer Distributors Convention, work-related educational courses and the cost of professional publications, club memberships, food shows and automobile expenses as set forth above.

        5. VACATION POLICY: Stella shall be entitled to paid vacation of four
(4) weeks per year, including vacation during the first year of the contract. If Stella does not use his four (4) weeks of vacation, he may carry any unused vacation over to following years.

        6. PERSONAL DAYS AND HOLIDAYS: Stella shall be entitled to be reimbursed for six (6) personal days per year and to sick days in keeping with Capital's policy regarding executives. Stella shall be entitled to holidays in accordance with Capital's company policy.

        7. LEAVE OF ABSENCE AND BEREAVEMENT LEAVE: Capital will provide Stella with up to four (4) weeks per year of paid leave time for the use of Stella for health purposes or for family purposes, if deemed necessary by Stella. Stella shall be afforded five (5) days bereavement leave in the event of the death of any member of his family.

        8. SEVERANCE: If Stella ceases to be employed by Capital for any reason, Stella will receive four (4) weeks pay for each year of service with Caribe and/or Capital. Such payment will be pro-rated for the portion of Stella's final year of service.

        9. DISPUTES AND ARBITRATION

                All claims or controversies concerning this Agreement or arising in any way out of the performance of this Agreement or the relationship of the parties established pursuant to this Agreement, shall be resolved by arbitration in the City and State of New York, in accordance with the Commercial Rules of the American Arbitration Association by a panel of three arbitrators

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appointed by the American Arbitration Association.

        10. ENTIRE AGREEMENT

                This written contract contains the entire agreement between the parties and all prior representations, promises or discussions are merged and superseded by this written contract.


Capital Beverage Corporation


By: /s/ Carol A. Macchiaralo
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By: /s/ Carmine N. Stella
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    CARMINE N. STELLA

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